EXHIBIT 10.4
EXECUTION COPY
TERMINATION AND TRANSFER OF ASSETS AGREEMENT
     This termination agreement (the “Agreement”) between Infogrames Entertainment SA, with an address of 1 Place Verrazzano, 69252 Lyon Cedex 09, France, acting on behalf of itself and its affiliates (other than Atari, Inc.) (“IESA”), Atari Interactive, Inc., a wholly owned subsidiary of IESA (“Atari Interactive”) and Atari, Inc., with an address of 417 Fifth Avenue, New York, NY 10016 (“Atari” and, collectively with IESA and Atari Interactive, the “Parties”) is entered into as of December 4, 2007 and effective as of December 1, 2007 (the “Effective Date”).
WITNESSETH:
     WHEREAS, IESA and Atari are parties to that certain Production Services Agreement, dated as of March 31, 2006 (the “PSA”);
     WHEREAS, the Parties have determined that it is to their mutual benefit to terminate the PSA and effectively to transfer a significant part of the Atari Production Department team personnel and related assets  to IESA;
     WHEREAS, the Parties wish to provide for certain transitional matters in connection with such termination, all in accordance with the terms and conditions of this Agreement;
     NOW THEREFORE, in consideration of the mutual covenants and agreements herein, the Parties hereby agree as follows:
1.	Certain Definitions.
a.	“Other Inter-Company Agreements” shall have the meaning provided in Section 8 of this Agreement.

b.	“Potential Transition Personnel” means certain Atari employees, as identified in Exhibit A, that currently perform Production Services and/or related functions pursuant to the PSA and shall receive offers of employment from Atari Interactive in accordance with Section 5 of this Agreement.

c.	“Production Services” means the “PRODUCTION SERVICES”, as defined in the PSA, with the exception of Quality Assurance services which will be subject to a new agreement.

d.	“PSA” shall have the meaning provided in the recitals to this Agreement.

e.	“Purchased Equipment” means all or substantially all of the computer, telecommunications, and other office equipment currently being used by the Transition Personnel to perform the Production Services, as enumerated in Exhibit B-1 and B-2 attached hereto (and subject to any limitations on transfer).

f.	“Services Agreement” shall have the meaning provided in Section 3 of this

Agreement.

g.	“Transition Personnel” shall mean the Potential Transition Personnel that accept Atari Interactive employment offers, in accordance with Section 5 of this Agreement.
2.	Consideration. (a) In consideration of the transfer of the portion of the Purchased Equipment set forth on Exhibit B-1 (fixed assets), IESA shall pay to Atari the agreed upon current net book value thereof set forth on Exhibit B-1 in the aggregate amount of $10,806.25 in accordance with the terms of paragraph 9 hereof.

(b) In consideration of the transfer of the portion of the Purchased Equipment set forth on Exhibit B-2 (development assets), IESA shall pay to Atari the mutually agreeable replacement cost thereof set forth on Exhibit B-2. in the aggregate amount of $49,969.70 in accordance with the terms of paragraph 9 hereof.

3.	Termination. Notwithstanding anything in the PSA to the contrary (including but not limited to Section 2.01(a) of the PSA) and except as set forth below, the PSA is, and all of its provisions hereby are terminated, as of the Effective Date. Notwithstanding anything in the PSA to the contrary, IESA will pay any outstanding amounts due prior to the Effective Date in connection with any Production Services, including but not limited to any costs, expenses, and other compensation provided in Section 1.02 of the PSA. For the avoidance of doubt, in addition to the payment obligations of IESA, the rights and obligations contained in Sections 2.02, 2.03, 2.04, 2.05 and 2.08 of the PSA shall survive termination thereof.

4.	Confidentiality. Atari shall promptly return to IESA any confidential and/or proprietary information of IESA disclosed to Atari solely pursuant to the PSA and remaining in Atari’s possession, including, without limitation, any and all interactive software game related object code, source code, milestone submissions, audio-visual assets, demos, proposals, and related product documentation and information (collectively, the “IESA Proprietary Materials”). Notwithstanding the foregoing, Transition Personnel shall be entitled to retain any IESA Proprietary Materials in their custody or control as of the Effective Date.

5.	Personnel Matters.
a.	Potential Transition Personnel. Atari Interactive shall, on or about the Effective Date, make offers of employment to the Potential Transition Personnel. In such offers, Atari Interactive shall use commercially reasonable efforts to replicate, in all material respects, reasonably comparable employment terms of the Potential Transition Personnel (e.g. including but not limited to salaries, titles, job responsibilities, benefits, vacation days).

b.	Transition of Personnel. The Parties shall cooperate in good faith and shall use commercially reasonable efforts to facilitate the transition of the Transition Personnel, including but not limited to: (i) communicating the logistics of such transition to the affected personnel, (ii) coordinating the logistics of offer letters to Potential Transition Personnel and resignations from Atari by Transition Personnel and (iii) adopting reasonably appropriate resolutions to any contractual or other legal consequences triggered by the transition process. Upon completion of the transition, the Transition Personnel are released by Atari from any non-compete, non-solicitation, confidentiality solely to the extent that such restrictions will restrict the ability of such personnel to be employed by Atari Interactive as described herein. In the event that any Potential Transition Personnel either (x) ceases to be an employee of Atari prior to the Effective Date for whatever reason or (y) declines to accept Atari Interactive’s offer of employment, such individual shall not be considered to be Transition Personnel. Any liability for severance, employee benefits (see Section 8 below), visa fees, etc., if any, related to Transition Personnel, as Atari Interactive employees only, shall become the sole responsibility and liability of Atari Interactive following the Effective Date. Except as set forth below, Atari shall remain responsible for all such costs, if any, related to Transition Personnel for the period prior to the Effective Date and for Potential Transition Personnel who do not become Transition Personnel. Atari Interactive and IESA shall be responsible for the payment of 50% of the accrued vacation amount payable to the Transition Personnel with respect to vacation accrued during their employment with Atari. Such payment shall be made by Atari Interactive to Atari on the Effective Date or as part of the next regularly scheduled Atari payroll disbursement, whichever occurs later. To the extent legally permissible and materially feasible, for the purposes of participation in employee plans, benefits, etc. the tenure of each Transition Personnel shall be deemed to have commenced on the first day of such respective Transition Personnel’s employment with Atari.

c.	Waiver; Indemnity. IESA shall not be responsible for any costs, expenses, obligations, or other liability associated with any Atari personnel having rendered any Production Services at any time during the term of the PSA prior to the Effective Date, except for the fees, costs and expenses payable by IESA pursuant to the terms of the PSA. IESA will only be responsible for any costs, expenses, obligations or other liability associated with the Transition Personnel — as Atari Interactive employees — after the Effective Date. Except as set forth in the last sentence of Section 3 and except for the fees, costs and expenses payable to Atari by IESA pursuant to the terms of the PSA, Atari hereby releases, holds harmless, and, agrees to indemnify IESA for such costs, expenses, obligations and other liability associated with any Potential Transition Personnel with respect to the period prior to the Effective Date. Except as set forth in the last sentence of Section 3, IESA hereby releases, holds harmless and agrees to indemnify Atari with respect to any and all liabilities, claims or obligations arising under or relating to the PSA or the performance of any services thereunder.

6.	Office Space. Atari shall, as from the Effective Date, allocate to IESA the office space currently being used by the Transition Personnel (or substantially equivalent space) at Atari’s 417 Fifth Avenue, New York, NY location, for so long as and to the extent that such space is not needed by Atari, in its reasonable determination and upon at least 6 months notice, for use by such Transition Personnel (but only for so long as Atari continues to lease space at the applicable location(s) for its own personnel or possesses rights to sublet). The terms of such allocation shall be negotiated by the Parties in good faith promptly before the execution of this Agreement and in connection with the execution of the contemplated new services agreements between the Parties.

7.	Equipment. Effective on the Effective Date, Atari shall transfer, convey, assign and deliver to IESA, and IESA shall purchase, accept and receive all of Atari’s right, title and interest, free and clear of encumbrances, in and to the Purchased Equipment, subject to any restriction on transfer and receipt of required consents. IT IS UNDERSTOOD AND AGREED THAT ALL PURCHASED EQUIPMENT IS BEING SOLD TO IESA ON AN AS IS, WHERE IS BASIS, WITHOUT ANY REPRESENTATION OR WARRANTY OF ANY KIND AND ALL SUCH WARRANTIES, EXPRESS OR IMPLIED, ARE HEREBY SPECIFICALLY DISCLAIMED

8.	Benefits Programs. Effective on the Effective Date, Atari will make available to Atari Interactive, for the benefit of the Transition Personnel, Atari’s medical, insurance and 401k programs (the “Benefit Programs”). Atari will make the Benefits Programs available to and will administer such benefits on behalf of Atari Interactive for this purpose. If Atari is unable to administer such benefits on behalf of Atari Interactive, Atari shall provide written notice to Atari Interactive as soon as reasonably practicable after Atari affirmatively knows that it will be unable to administer or provide such benefits, provided that, such written notice shall never be less than the notice that Atari receives by virtue of the contracts concluded between itself and the relevant third parties. If Atari Interactive no longer wishes Atari to administer such benefits program, Atari Interactive shall provide 30 days written notice to Atari. The Parties shall coordinate an appropriate cut off and transfer date, upon which Atari Interactive shall be responsible for providing the Transition Personnel with comparable benefits as provided in the Benefits Programs. Atari Interactive agrees to reimburse Atari for any costs, expenses or fees that Atari may incur as a result of making such Benefits Programs available to Atari Interactive for the Transition Personnel.

Atari Interactive and IESA hereby release, hold harmless and shall indemnify Atari for such costs, expenses, obligations and other liabilities asserted by the Transition Employees with regard to the Benefits Programs after the Effective Date.

9.	Right to Offset Payments. The Parties acknowledge that they (or their affiliates) currently provide various rights and services to one another pursuant to a Services Agreement, dated March 31, 2006, a Management Services Agreement, dated March

31, 2006, and Distribution Agreements, dated as of December 16, 1999, October 2, 2000 and August 22, 2005, respectively (each as amended and supplemented to date and collectively, the “Other Inter-Company Agreements”). The Parties expressly agree that each Party shall have the right throughout the term of this Agreement to offset such payments as are owed under this Agreement against payments due under any of the Other Inter-Company Agreements.

10.	Charge-Back/Usage for/of Certain Transition Personnel. For the period from the Effective Date until January 31, 2008, Atari Interactive shall permit Robert Stevenson and David Geudelekian to provide oversight and supervisory business development and production services to Atari, as applicable. In consideration of such services, Atari shall pay Atari Interactive a fee equal to (i) 25% of the costs associated with Robert Stevenson, plus 6%, and (ii) 50% of the costs associated with David Geudelekian, plus 6%. Further, Atari Interactive shall permit Samuel Gatte to provide oversight and supervisory quality assurance services to Atari at no additional cost.

11.	Further Assurances. Following the Effective Date, the parties shall execute, acknowledge and deliver such other instruments or documents as may be reasonably necessary or appropriate to carry out the transactions contemplated by this Agreement. Specifically, at any time, from time to time following the Effective Date, at the request of IESA and without further consideration, Atari shall execute and deliver such instruments of sale, transfer, conveyance and assignment to evidence IESA’s rights to, and title in, the Purchased Equipment (to the extent transferable and assignable) and/or the IESA Proprietary Materials. Atari will comply at IESA’s expense with IESA’s reasonable requests to assist IESA in its efforts to effect transfer of the Purchased Equipment and to transition the Transition Personnel.

12.	Binding Nature of Terms. Each of the terms of this Agreement is binding upon the Parties, and their respective successors, transferees, and assigns. If any provision of this Agreement is declared null and void or unenforceable by any court or tribunal having jurisdiction, then such provision shall be considered separate and apart from the remainder of this Agreement which shall remain in full force and effect, but such provision shall be modified (as nearly as possible to reflect its original intent) to eliminate such aspects of the provision that made it null, void or unenforceable and such modified provision shall then be deemed an original part of this Agreement.

13.	Authorization of Signatories. The persons signing this Agreement represent and warrant that they are duly authorized to execute this Agreement on behalf of each of the Parties, and to bind said entities to the terms, conditions, provisions, duties and obligations set forth in this Agreement.

14.	Notices. All notices, requests, demands, claims and other communications hereunder shall be as provided in Section 2.09 of the PSA, which is hereby incorporated herein by reference, with notice to Atari Interactive being sent to the same address as is set forth for Atari.

15.	Execution in Counterparts and Facsimiles. This Agreement (and all exhibits, appendices and amendments) may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument, respectively. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in either Tagged Image Format Files (“TIFF”) or Portable Document Format (“PDF”) shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment. Any party delivering an executed counterpart of this Agreement by facsimile, TIFF or PDF also may deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

16.	General. This Agreement constitutes the entire agreement of the Parties relating to the PSA and the termination thereof, and supersedes any and all prior and contemporaneous oral and/or written agreements concerning the subject matter hereof. This Agreement can only be modified by a writing signed by both Parties. This Agreement, once signed by an authorized representative of each of IESA and Atari, shall constitute a valid and binding agreement, as of the date first set forth above, enforceable in accordance with its terms and governed under the law of the State of New York without regard to its principals of conflict of laws. The Parties submit to the exclusive jurisdiction of the state and federal courts located within New York, New York for any dispute arising from or in connection with this Agreement.

17.	Intended Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of Atari, Atari Interactive and IESA, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Without limiting the generality of the foregoing, no employee of Atari shall acquire any rights directly as a result of this Agreement and this Agreement is not intended to, and shall not, alter the employment relationship with any employee or constitute an employment agreement, or any amendment to any employment agreement with any employee.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Parties to this Agreement have caused it to be duly executed by their respective authorized representatives on the day and year first above written.

INFOGRAMES ENTERTAINMENT SA		ATARI, INC.

By:	/s/ Patrick Leleu	By:	/s/ Curtis G. Solsvig

Name:	Patrick Leleu	Name:	Curtis Solsvig
Title:	Chairman and CEO	Title:	Chief Restructuring Officer

ATARI INTERACTIVE, INC.

By:	/s/ Hastefort
Name:	Hastefort
Title:	CEO